Exhibit 23.J


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-75868 of Franklin Street Core Equity Fund (a series of FSP Investment Trust) of our report dated April 1, 2002, appearing in the Statement of Additional Information, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP

April 1, 2002
Pittsburgh, Pennsylvania